Exhibit 99.1

Parallel Petroleum Announces First Quarter 2009 Financial and Operational Results

MIDLAND, Texas--(BUSINESS WIRE)--May 5, 2009--Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its financial and operational results for the three months ended March 31, 2009, compared to the results for the same period in 2008.

First Quarter Financial Results

For the three months ended March 31, 2009, Parallel reported a net loss of $20.4 million, or a loss of $0.49 per diluted share. Included in the net loss was a $30.4 million pre-tax, non-cash impairment to the Company’s oil and natural gas properties. Also included in the net loss was a $5.8 million pre-tax gain on derivatives. The Company received in cash net payments of $7.6 million on derivative contracts during the period. For the three months ended March 31, 2008, Parallel reported a net loss of $2.7 million, or a loss of $0.07 per diluted share. Included in the net loss for the three months ended March 31, 2008 was a $21.9 million pre-tax loss on derivatives. The Company paid in cash net settlements of $8.3 million on derivative contracts during the period. Parallel had no derivatives classified as hedges during the first quarters of 2009 or 2008.

For the first quarter of 2009, Parallel’s oil and natural gas sales were 252 MBbls of oil and 2,529 MMcf of natural gas, or 674 MBOE. During this period, the average prices the Company received for its oil and natural gas were $36.21 per barrel and $3.59 per Mcf, or $27.04 per BOE. For the same period of 2008, oil sales were 247 MBbls at an average price of $93.74 per barrel and natural gas sales were 2,662 MMcf at an average price of $7.80 per Mcf, or 691 MBOE at an average price of $63.60 per BOE.

When comparing the first quarter ended March 31, 2009 to the first quarter ended March 31, 2008, oil and gas operating revenues decreased from $43.9 million to $18.2 million, total costs and expenses increased from $21.2 million to $49.3 million, and operating income decreased from $22.8 million to an operating loss of $31.1 million. Total operating costs and expenses increased primarily due to the impairment charge and increases in lease operating expense and general and administrative expense, offset by a decrease in depreciation, depletion and amortization costs. Interest expense increased from $5.5 million to $6.3 million.

When comparing the first quarter ended March 31, 2009 to the first quarter ended March 31, 2008, net cash provided by operating activities decreased from $24.5 million to net cash used in operating activities in the amount of $2.9 million, net cash used in investing activities decreased from $46.9 million to $12.6 million, and net cash provided by financing activities decreased from $22.3 million to $0.8 million.

Balance Sheet Review

At March 31, 2009, current assets were $68.0 million, which included $31.6 million of cash, cash equivalents and short-term investments and $22.2 million of current derivatives assets. Current liabilities were $40.0 million, including current derivative and put premium obligations of $3.9 million. Long-term liabilities were $391.4 million, including $371.0 million of debt and $8.4 million of derivative and put premium obligations. The borrowing base under the Company’s revolving credit facility was $230.0 million as of March 31, 2009, and outstanding borrowings under the revolving credit facility at that same date were $225.0 million. In addition, the Company had outstanding $150.0 million aggregate principal amount of 10¼% senior notes. As of March 31, 2009, the Company’s net capitalized costs associated with its oil and gas properties and other equipment were $362.6 million. Stockholders’ equity was $87.2 million.

Non-GAAP Financial Measures

Operating cash flow, defined as net cash used in or provided by operating activities adjusted for changes in assets and liabilities and settlements on derivative instruments, was $8.6 million for the first quarter of 2009, down from first quarter 2008 comparable operating cash flow of $18.8 million.

Adjusted EBITDA for the first quarter of 2009 was $14.9 million, down from first quarter 2008 comparable adjusted EBITDA of $24.3 million. EBITDA is defined as net income or loss adjusted for income tax benefit, interest expense, and depreciation, depletion and amortization expense. Adjusted EBITDA is defined as EBITDA adjusted for gains and losses on derivatives not classified as hedges, equity gains and losses on pipelines and gathering system ventures, impairment of oil and natural gas properties, other non-cash items, and settlements on derivative instruments.

NOTE: Operating cash flow, EBITDA and adjusted EBITDA are non-GAAP financial measures. Please see the end of this press release, or go to the Company’s web site at www.plll.com, for further explanation and reconciliation of these non-GAAP financial measures.

Subsequent Events

Hedges

On April 8, 2009, Parallel executed two separate gas collar trades. One trade was for 5,000 MMBtu/day natural gas for October 2009 thru December 2009 (WAHA) costless collars with a floor $3.60 and ceiling of $4.10 with a total volume of 460,000 MMBtu. The other trade was for 2,000 MMBtu/day natural gas for calendar 2010 (WAHA) costless collars with a floor of $4.70 and ceiling of $5.65 with a total volume of 730,000 MMBtu.

Borrowing Base Reaffirmation

As announced in its May 1, 2009 press release, Parallel entered into an amendment to its credit agreement with its bank lenders on April 30, 2009. The amendment reaffirmed Parallel’s borrowing base of $230 million and changed the Funded Debt Ratio the Company is required to maintain. As amended, the ratio of Consolidated Funded Debt to Consolidated EBITDA may not exceed 5.00 to 1.00 during 2009, 4.25 to 1.00 during 2010, or 4.00 to 1.00 during 2011 and thereafter. The ratio is tested at the end of each fiscal quarter using the results of the twelve-month period immediately preceding the end of such fiscal quarter. In addition to establishing the borrowing base and modifying the Funded Debt Ratio, the definitions of “Base Rate Margin” and “Libor Margin” were also amended to increase the margin percentages by 0.25%.

For purposes of the amendment, Consolidated Funded Debt is generally defined as total outstanding liabilities for borrowed money and other interest-bearing liabilities, plus an amount equal to the amount that accounts payable exceed accounts receivable, and less an amount equal to the value of unpledged cash equivalent investments. Consolidated EBITDA is defined as consolidated earnings from continuing operations, before interest expenses, income taxes, depreciation, depletion, amortization, gains and losses on asset sales and other non-cash charges, plus payments received under hedging transactions and less payments made under hedging transactions.

Overhead Reductions

As part of an overall reduction in annual general and administrative expenses, Parallel has implemented a 10% salary reduction for executive officers, a 6% salary reduction for non-executive employees, and reductions in other general and administrative expenses. These overhead reductions total approximately $1.5 million on an annualized basis.

Management Comments

Larry C. Oldham, Parallel’s President, commented, “Our 2009 priorities are to maximize liquidity and financial flexibility, generate cash flow in excess of our $29.1 million CAPEX budget, and focus on our operated properties. As explained above, we have taken necessary steps to reduce our annualized overhead by approximately $1.5 million. Additionally, we will continue to monitor commodity markets, service costs, and economic conditions and may further adjust our $29.1 million 2009 CAPEX budget based upon product prices, service costs and workover project inventory, among other factors. In the meantime, these measures will help us through these challenging times.”

Net Daily Production - First Quarter 2009 Average

The Company’s net daily production for the first quarter ended March 31, 2009 averaged 7,490 equivalent barrels of oil per day (BOEPD), a decrease of 1% when compared to an average of 7,592 BOEPD during the first quarter ended March 31, 2008, and a decrease of 2% when compared to an average of 7,641 BOEPD during the fourth quarter ended December 31, 2008. When comparing the first quarter of 2009 to the fourth quarter of 2008, production from the Company’s Barnett Shale gas project increased 13%, from 1,715 to 1,945 BOEPD due to the addition of 5 new producing wells during the first quarter of 2009, offset by normal production decline and the shut-in of 5 gross (1.8 net) producing wells during the first quarter of 2009 and the fourth quarter of 2008 because of a water disposal issue. This first quarter 2009 increase was offset by a 12% decrease in the New Mexico Wolfcamp gas project, from 2,456 to 2,169 BOEPD, due to normal production decline associated with new wells completed in 2008; a 4% decrease in the South Texas gas properties, from 283 to 273 BOEPD, primarily due to normal decline; and a 3% decrease in the Permian Basin oil projects, from 3,187 to 3,103 BOEPD, due to normal decline.

The following table represents a comparison of Parallel’s average net daily production (BOE per day) by area/property for the first quarter of 2009, the fourth quarter of 2008 and the first quarter of 2008. Detailed information on certain properties listed in this table is provided within the text of this press release.

PARALLEL PETROLEUM CORPORATION
AVERAGE NET DAILY PRODUCTION - 1Q 2009, COMPARED TO 4Q 2008 AND 1Q 2008

	1Q 2009	4Q 2008	1Q 2008	1Q 2009	1Q 2009
AREA/PROPERTY	Average BOE per day	Average BOE per day	Average BOE per day	Compared to 4Q 2008 % Change	Compared to 1Q 2008 % Change
Resource Projects
Barnett Shale (1)	1,945	1,715	2,520	13%	(23)%
New Mexico Wolfcamp (2)	2,169	2,456	1,795	(12)%	21%
Total Resource Projects	4,114	4,171	4,315	(1)%	(5)%
Permian Basin of West Texas
Fullerton San Andres	1,426	1,496	1,486	(5)%	(4)%
Carm-Ann San Andres (3)	343	330	413	4%	(17)%
Harris San Andres (4)	448	488	554	(8)%	(19)%
Diamond M Shallow (5)	116	116	48	0%	142%
Diamond M Canyon Reef (5)	541	526	183	3%	196%
Other Permian Basin	229	231	213	(1)%	8%
Total Permian Basin	3,103	3,187	2,897	(3)%	7%
Onshore Gulf Coast of South Texas	273	283	380	(4)%	(28)%
GRAND TOTAL	7,490	7,641	7,592	(2)%	(1)%

(1) 1Q 2009 - 26 gross (8.18 net) wells in progress. 1Q 2009 & 4Q 2008 - 5 gross (1.76 net) producing wells shut-in due to water disposal issue.
(2) Drilling in Southern Area deferred pending results of 3-D seismic.
(3) Expect implementation of waterflood to start in 4Q 2009.
(4) Expect water injection to begin in 2Q 2009.
(5) 2Q 2008 - Acquired additional interests. Please refer to press release dated June 26, 2008.

Work-in-Progress Well Operations

As of March 31, 2009, the Company had 31 gross (10.33 net) wells in progress. Of the 31 gross wells, 30 gross (10.19 net) wells were shut-in awaiting pipeline, completing or awaiting completion, and 1 gross (0.14 net) well was drilling. Of the 30 wells that were shut-in awaiting pipeline, completing or awaiting completion, 26 gross (8.18 net) wells were in the Barnett Shale, 3 gross (1.76 net) wells were in the Wolfcamp, and 1 gross (0.25 net) well was in East Texas. One gross (0.14 net) well was drilling in South Texas. The following table is a summary of work-in-progress well operations on certain of Parallel’s properties as of March 31, 2009.

PARALLEL PETROLEUM CORPORATION
WORK-IN-PROGRESS WELL OPERATIONS AS OF MARCH 31, 2009

	Number of Wells
Work-in-Progress Well Operations	Gross	Net
North Texas Barnett Shale
Completing	4	1.09
Awaiting completion	10	3.45
Shut-in, awaiting pipeline	12	3.64
Total Barnett Shale (1)	26	8.18
New Mexico Wolfcamp
Awaiting completion	3	1.76
South Texas
Drilling	1	0.14
East Texas
Awaiting completion	1	0.25
TOTAL	31	10.33

(1) The Barnett Shale work-in-progress does not include 21 gross (2.85 net) wells, which will be included in the first project payout period ended December 31, 2009 under the farmout agreement between Parallel and Chesapeake Energy Corporation.

Operations by Area/Property

Summarized below are Parallel’s more significant current projects, including its planned operations and CAPEX budget for these projects in 2009.

Fort Worth Basin of North Texas

Barnett Shale Gas Project, Tarrant County, Texas

Leasehold acreage in Parallel’s Barnett Shale gas project consists of approximately 33,601 gross (10,337 net) acres located in and around the Trinity River flood plain, east and west of downtown Fort Worth. At present, the project controls approximately 75 multi-well pad sites. Based on current industry practices, Parallel anticipates development drilling on 40-acre spacing.

As Parallel announced on February 12, 2009, on February 11, 2009, the Company entered into a farmout agreement with Chesapeake Energy Corporation related to Parallel’s approximate 35% interest in their Barnett Shale gas project. Under the farmout agreement, for all wells drilled on Parallel’s Barnett Shale leasehold from November 1, 2008 through December 31, 2016, Parallel has agreed to assign to Chesapeake 100% of Parallel’s leasehold in the Barnett Shale, subject to the terms disclosed in the February 12, 2009 press release. Parallel estimates that its Barnett Shale leasehold operated by Chesapeake and subject to the farmout agreement is approximately 25,600 gross (9,300 net) acres. Under the terms of the farmout agreement, as of March 31, 2009, approximately 21 gross (2.85 net) wells have commenced and will be included in the payout period ended December 31, 2009.

As of March 31, 2009, Parallel’s Barnett Shale gas project had 91 gross (22.4 net) producing wells. During the first quarter of 2009 and fourth quarter of 2008, 5 gross (1.8 net) of the 91 producing wells were shut-in because of a water disposal issue. Parallel anticipates that the 5 shut-in wells will be returned to sales during the second quarter of 2009. For the first quarter ended March 31, 2009, daily production in this project averaged approximately 69,000 gross (11,670 net) Mcf of gas, or 1,945 net BOEPD.

As of March 31, 2009, the Company had 26 gross (8.2 net) wells in progress in the Barnett Shale. Of the 26 gross wells, 4 wells were being completed, 10 wells were awaiting completion, and 12 wells were shut-in awaiting pipeline.

Parallel’s 2009 budget for its Barnett Shale project is approximately $10.2 million for the completion of the 31 gross (9.5 net) wells that were in progress at year-end 2008. Timing of first sales on each well is affected by delays associated with right-of-way and permitting complications.

Permian Basin of New Mexico

Wolfcamp Gas Project, Eddy and Chaves Counties, New Mexico

Parallel currently owns an interest in approximately 97,882 gross (77,501 net) acres in the Wolfcamp trend of Southeastern New Mexico, with the majority of the acreage being in the Northern and Southern Areas of the project.

As of March 31, 2009, Parallel operated 58 gross (47.5 net) producing gas wells in the New Mexico Wolfcamp gas project. In addition, the Company had ownership in another 32 gross (4.3 net) wells operated by other companies. For the first quarter ended March 31, 2009, daily production in this project averaged approximately 26,000 gross (13,014 net) Mcfe, or 2,169 net BOEPD.

As of March 31, 2009, the Company had 3 gross (1.8 net) wells awaiting completion in the Wolfcamp.

Parallel’s operations in its Wolfcamp project during 2008 consisted of a 1-rig development drilling program in the Northern and Central Areas and the acquisition of a 3-D seismic survey in the Southern Area. The Company has suspended drilling operations in this project until natural gas prices improve and service costs decrease. The processing and interpretation of 3-D seismic data continues.

Parallel’s 2009 New Mexico Wolfcamp budget is approximately $5.2 million for the completion of the 3 gross (1.8 net) wells that were in progress at year-end 2008, the re-frac workover of 3 gross (2.6 net) existing wells, the installation of pipelines and related infrastructure, the acquisition and maintenance of leasehold, and the processing and interpretation of 3-D seismic data.

Permian Basin of West Texas

Parallel’s Permian Basin of West Texas oil properties currently consist of four major project areas. The Diamond M Canyon Reef, Carm-Ann San Andres, Harris San Andres and Fullerton San Andres projects comprise approximately 19,362 gross (17,187 net) acres, combined. Daily production from the west Texas Permian Basin oil properties averaged approximately 3,103 net BOEPD during the first quarter of 2009.

Diamond M Canyon Reef Unit & Shallow Leases, Scurry County, Texas

The Company’s 2009 budget for the Diamond M Canyon Reef and Shallow projects is approximately $7.0 million for the completion of 2 gross (1.8 net) wells that were in progress at year-end 2008, the drilling and completion of 4 gross (3.5 net) new wells, and the workover or deepening of approximately 7 gross (6.2 net) existing wells. Parallel is the operator of these properties with an average working interest of approximately 88%.

Carm-Ann San Andres Field, Andrews & Gaines Counties, Texas

The Company’s 2009 budget for the Carm-Ann San Andres project is approximately $0.9 million for lease and well equipment, telemetry, and unitization costs. The Company is currently involved in the unitization process prior to waterflood implementation and anticipates unit approval at Carm-Ann during the second half of 2009. In the interim, the Company will focus on activities prerequisite to waterflooding. Parallel is the operator of these properties with an average working interest of approximately 77%.

Harris San Andres Field, Andrews & Gaines Counties, Texas

The Company’s 2009 budget for the Harris San Andres project is approximately $2.1 million for lease and well equipment, telemetry, unitization costs and the workover of 7 gross (6.3 net) existing wells. Water injection is expected to commence during the second quarter of 2009. Parallel is the operator of these properties with an average working interest of approximately 90%.

Fullerton San Andres Field, Andrews County, Texas

The Company’s 2009 budget for the Fullerton San Andres project is approximately $1.3 million for the drilling of 1 gross (0.4 net) new well and the workover of 5 gross (4.3 net) existing wells. Parallel owns an 85% average working interest in these properties.

Onshore Gulf Coast of South Texas

Yegua/Frio/Wilcox and Cook Mountain Gas Projects, Jackson, Wharton and Liberty Counties, Texas

Daily production from the south Texas gas properties averaged approximately 273 net BOEPD during the first quarter of 2009. One gross (0.14 net) well was drilling as of March 31, 2009.

The Company’s 2009 budget for the South Texas projects is approximately $0.8 million for the drilling of 2 gross (0.5 net) new wells.

Other Projects

East Texas Cotton Valley Reef Gas Project, Leon, Freestone and Anderson Counties

Parallel’s East Texas Cotton Valley Reef gas project consists of approximately 600 gross (75 net) acres. Parallel has a 4.7% working interest in this project. Parallel will be carried for its 4.7% share of the drilling and completion costs on the first six wells, and will back-in for its full interest at payout on a well by well basis. As of March 31, 2009, two wells had been placed on production.

The Company also has a 25% working interest in a new prospect in the Cotton Valley Reef project area consisting of approximately 20,000 gross (3,500 net) acres. The first well in this prospect is awaiting completion.

Parallel’s 2009 budget for its East Texas gas project is approximately $0.7 million for the completion of 1 gross (0.2 net) well.

Utah/Colorado Conventional Oil & Gas and Heavy Oil Sand Projects, Uinta Basin

Parallel’s Utah/Colorado project consists of approximately 180,000 gross (175,000 net) acres. The primary objective is the Weber oil sand, with secondary objectives of conventional gas and heavy oil sands. The Company is currently awaiting drilling permit approval on three conventional oil and gas exploratory prospects.

Approximately 10,000 gross acres of the Company’s leasehold is located on the geologic feature known as Asphalt Ridge. The Company is continuing to evaluate development options for these heavy oil sand deposits.

The Company’s 2009 budget for its Utah/Colorado project is approximately $0.1 million for the maintenance of leasehold. Parallel owns and operates 97.5% of this project.

PARALLEL PETROLEUM CORPORATION
Balance Sheets
(unaudited)
($ in thousands)
Assets
	March 31,	December 31,
	2009	2008
Current assets:
Cash and cash equivalents	$21,605	$36,303
Short-term investments	9,999	5,002

Accounts receivable:
Oil and natural gas sales	10,381	13,399
Joint interest owners and other, net of allowance for doubtful account of $50	3,494	2,805
Affiliates and joint ventures	22	12
	13,897	16,216
Other current assets	248	430
Derivatives	22,204	22,665
Total current assets	67,953	80,616

Property and equipment, at cost:
Oil and natural gas properties, full cost method (including $137,027 and $137,202 not subject to depletion)	887,021	878,722
Other	3,304	3,172
	890,325	881,894
Less accumulated depreciation, depletion and amortization	(527,773)	(490,566)
Net property and equipment	362,552	391,328

Restricted cash	82	81
Investment in pipelines and gathering system ventures	344	337
Other assets, net of accumulated amortization of $1,592 and $1,443	3,533	3,566
Deferred tax asset	71,510	60,567
Derivatives	12,573	14,081
	$518,547	$550,576
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable trade	$10,529	$13,522
Accrued liabilities	16,444	21,780
Accrued interest on senior notes	2,563	6,407
Asset retirement obligations	158	158
Derivative obligations	3,148	3,004
Put premium obligations	778	628
Deferred tax liability	6,336	6,597
Total current liabilities	39,956	52,096

Long-term liabilities:
Revolving credit facility	225,000	225,000
Senior notes (principal amount $150,000)	146,026	145,890
Asset retirement obligations	11,271	11,221
Derivative obligations	5,055	5,136
Put premium obligations	3,399	3,655
Termination obligation	609	532
Total long-term liabilities	391,360	391,434
Commitments and contingencies
Stockholders' equity:
Series A preferred stock -- par value $0.10 per share, authorized 50,000 shares	-	-
Common stock -- par value $0.01 per share, authorized 60,000,000 shares, issued and outstanding 41,597,161 for 2009 and 2008	415	415
Additional paid-in capital	200,678	200,132
Retained deficit	(113,862)	(93,501)
Total stockholders' equity	87,231	107,046
	$518,547	$550,576

PARALLEL PETROLEUM CORPORATION
Statements of Operations
(unaudited)
(in thousands, except per share data)
	Three Months Ended March 31,
	2009	2008
Oil and natural gas revenues:
Oil and natural gas sales	$18,229	$43,941

Cost and expenses:
Lease operating expense	8,086	6,979
Production taxes	573	2,289
General and administrative	3,433	2,568
Depreciation, depletion and amortization	6,781	9,352
Impairment of oil and natural gas properties	30,426	-
Total costs and expenses	49,299	21,188
Operating income (loss)	(31,070)	22,753

Other income (expense), net:
Gain (loss) on derivatives not classified as hedges	5,765	(21,886)
Interest and other income	69	33
Interest expense, net of capitalized interest	(6,330)	(5,518)
Equity in gain of pipelines and gathering system ventures	1	217
Total other income (expense), net	(495)	(27,154)
Loss before income taxes	(31,565)	(4,401)
Income tax benefit	11,204	1,661
Net loss	$(20,361)	$(2,740)
Net loss per common share:
Basic	$(0.49)	$(0.07)
Diluted	$(0.49)	$(0.07)

Weighted average common shares outstanding:
Basic	41,597	41,273
Diluted	41,597	41,273

PARALLEL PETROLEUM CORPORATION
Statements of Cash Flows
Three Months Ended March 31, 2009 and 2008
(unaudited)
($ in thousands)
	2009	2008
Cash flows from operating activities:
Net loss	$(20,361)	$(2,740)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	6,781	9,352
Impairment of oil and natural gas properties	30,426	-
Accretion of asset retirement obligation	210	83
Accretion of senior notes discount	136	122
Deferred income tax benefit	(11,204)	(1,661)
(Gain) loss on derivatives not classified as hedges	(5,765)	21,886
Amortization of deferred financing cost	149	159
Accretion of interest on put obligations	44	-
Restricted stock expense	24	-
Stock option expense	522	82
Equity in gain of pipelines and gathering system ventures	(1)	(217)
Changes in assets and liabilities:
Other assets, net	459	(43)
Restricted cash	(1)	(1)
Accounts receivable	2,319	(7,972)
Other current assets	182	282
Accounts payable and accrued liabilities	(6,773)	5,194
Net cash (used in) provided by operating activities	(2,853)	24,526
Cash flows from investing activities:
Additions to oil and natural gas properties	(13,782)	(38,718)
Proceeds from disposition of oil and natural gas properties and other property and equipment	-	100
Additions to other property and equipment	(132)	(134)
Settlements on derivative instruments	6,273	(8,282)
Short-term investments	(4,997)	-
Net investment in pipelines and gathering system ventures	(6)	154
Net cash used in investing activities	(12,644)	(46,880)
Cash flows from financing activities:
Borrowings from bank line of credit	-	22,000
Deferred financing cost	(575)	-
Proceeds from exercise of stock options and warrants	-	295
Settlements on derivative instruments with financing elements	1,374	-
Net cash provided by financing activities	799	22,295

Net decrease in cash and cash equivalents	(14,698)	(59)
Cash and cash equivalents at beginning of period	36,303	7,816
Cash and cash equivalents at end of period	$21,605	$7,757
Non-cash financing and investing activities:
Oil and natural gas properties asset retirement obligations	$(160)	$782
Additions to oil and natural gas properties accrued	$(5,400)	$1,000
Termination obligation capitalized to oil and natural gas properties	$77	$-
Other transactions:
Interest paid	$10,367	$9,076

PARALLEL PETROLEUM CORPORATION
RECONCILIATION OF OPERATING CASH FLOW
($ in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(2,853)	$24,526
Adjustments:
Changes in assets and liabilities	3,814	2,540
Settlements on derivative instruments	7,647	(8,282)
OPERATING CASH FLOW (1)	$8,608	$18,784

(1) Operating cash flow represents net cash (used in) provided by operating activities adjusted for changes in assets and liabilities and settlements on derivative instruments. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Operating cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities and to service debt. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities as an indicator of cash flows, or as a measure of liquidity.

PARALLEL PETROLEUM CORPORATION
RECONCILIATION OF EBITDA
($ in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
NET LOSS	$(20,361)	$(2,740)
Income tax benefit	(11,204)	(1,661)
Interest expense, net of capitalized interest	6,330	5,518
Depreciation, depletion and amortization	6,781	9,352
EBITDA(1)	$(18,454)	$10,469

(1) EBITDA represents net income (loss) adjusted for income tax benefit, interest expense, and depreciation, depletion and amortization expense. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our bank credit agreement and is used in the financial covenants in our bank credit agreement. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP. EBITDA is reconciled to net cash (used in) provided by operating activities as follows:

	Three Months Ended
	March 31,
	2009	2008
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(2,853)	$24,526
Changes in assets and liabilities	3,814	2,540
Interest expense, net of capitalized interest	6,330	5,518
Equity in gain of pipelines and gathering system ventures	1	217
Impairment of oil and natural gas properties	(30,426)	-
Gain (loss) on derivatives not classified as hedges	5,765	(21,886)
Other non-cash items:
Accretion of asset retirement obligation	(210)	(83)
Accretion of senior notes	(136)	(122)
Accretion of interest on put obligations	(44)	-
Amortization of deferred financing cost	(149)	(159)
Restricted stock expense	(24)	-
Stock option expense	(522)	(82)
Sub-total other non-cash items	(1,085)	(446)
EBITDA	$(18,454)	$10,469
PARALLEL PETROLEUM CORPORATION
RECONCILIATION OF ADJUSTED EBITDA
($ in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
EBITDA	$(18,454)	$10,469
Adjustments, before tax:
(Gain) loss on derivatives not classified as hedges	(5,765)	21,886
Equity in gain of pipelines and gathering system ventures	(1)	(217)
Impairment of oil and natural gas properties	30,426	-
Other non-cash items	1,085	446
Settlements on derivative instruments	7,647	(8,282)
Adjusted EBITDA(1)	$14,938	$24,302

(1) Adjusted EBITDA excludes certain items that management believes affect the comparability of operating results.

The Company discloses this non-GAAP financial measure because:

(a) management uses it to evaluate the Company's operational trends and performance relative to other oil and natural gas producing companies; and

(b) adjusted EBITDA is more comparable to estimates provided to the Company's lenders.

PARALLEL PETROLEUM CORPORATION SELECTED OPERATING DATA
	Three Months Ended
	3/31/2009	12/31/2008	3/31/2008
	(in thousands, except per unit data)
Production Volumes:
Oil (Bbls)	252	269	247
Natural gas (Mcf)	2,529	2,606	2,662
BOE (1)	674	703	691
BOE per day	7.5	7.6	7.6
Sales Prices:
Oil (per Bbl)	$ 36.21	$ 54.96	$ 93.74
Natural gas (per Mcf)	$ 3.59	$ 4.43	$ 7.80
BOE price	$ 27.04	$ 37.41	$ 63.60

(1) A BOE means one barrel of oil equivalent using the ratio of six Mcf of gas to one barrel of oil.

PARALLEL PETROLEUM CORPORATION DERIVATIVES INFORMATION AS OF MARCH 31, 2009 (1)
PUT OPTIONS:
			Estimated
			Fair Market
Period of Time	Barrels of Oil	Floor	Value
			($ in thousands)
Apr 1, 2009 thru Dec 31, 2009	82,500	$ 100.00	$ 3,727
Jan 1, 2010 thru Dec 31, 2010	280,100	$ 84.36	6,256
Jan 1, 2011 thru Dec 31, 2011	146,000	$ 100.00	5,177
Total Fair Market Value			$ 15,160
COLLARS: (2)
				Estimated
		NYMEX Oil Prices		Fair Market
Period of Time	Barrels of Oil	Floor	Ceiling	Value
				($ in thousands)
Apr 1, 2009 thru Dec 31, 2009	577,500	$ 65.71	$ 82.93	$ 7,583
Jan 1, 2010 thru Oct 31, 2010	486,400	$ 63.44	$ 78.26	2,886

	MMBtu of	WAHA Gas Prices
Period of Time	Natural Gas	Floor	Ceiling
Apr 1, 2009 thru Dec 31, 2009	2,475,000	$ 7.06	$ 9.93	8,728
Jan 1, 2010 thru Dec 31, 2010	3,650,000	$ 4.75	$ 5.90	(310)
Total Fair Market Value				$ 18,887
COMMODITY SWAPS:
			Estimated
	MMBtu of	WAHA	Fair Market
Period of Time	Natural Gas	Swap Price	Value
			($ in thousands)
May 1, 2009 thru Sep 30, 2009	765,000	$ 3.91	$ 362
INTEREST RATE SWAPS:
		Weighted Avg	Estimated
	Notional	Fixed	Fair Market
Period of Time	Amounts	Interest Rates	Value
	($ in millions)		($ in thousands)
Apr 1, 2009 thru Dec 31, 2009	$100	4.22%	$ (2,338)
Jan 1, 2010 thru Oct 31, 2010	$100	4.71%	(2,738)
Nov 1, 2010 thru Dec 31, 2010	$50	4.26%	(237)
Jan 1, 2011 thru Dec 31, 2011	$100	4.67%	(2,522)
Total Fair Market Value			$ (7,835)

(1) BNP Paribas and Citibank, N.A. are the counterparties in Parallel's derivative instruments.

(2) Subsequent Event: On April 8, 2009, Parallel executed two separate gas collar trades. One trade was for 5,000 MMBtu/day natural gas for October 2009 thru December 2009 (WAHA) costless collars with a floor $3.60 and ceiling of $4.10 with a total volume of 460,000 MMBtu. The other trade was for 2,000 MMBtu/day natural gas for calendar 2010 (WAHA) costless collars with a floor of $4.70 and ceiling of $5.65 with a total volume of 730,000 MMBtu.

Conference Call and Webcast Information

Parallel’s management will host a conference call to discuss first quarter 2009 financial and operational results on Wednesday, May 6, 2009, at 2:00 p.m. Eastern time (1:00 p.m. Central time). To participate in the call, dial 888-680-0860 or 617-213-4852, Participant Passcode 12089491, at least ten minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s web site, www.plll.com. A replay of the conference call will be available at the Company’s web site or by calling 888-286-8010 or 617-801-6888, Passcode 98572272.

Participants may pre-register for the call at Parallel’s web site on the Event Details page for the webcast or at https://www.theconferencingservice.com/prereg/key.process?key=PXUPJNUTW. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the exploitation, development, acquisition and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel is available via the internet at www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to:

  the results of exploratory drilling activity;
  the Company’s growth strategy;
  changes in oil and natural gas prices;
  operating risks;
  availability of drilling equipment;
  outstanding indebtedness;
  weaknesses in our internal controls;
  the inherent variability in early production tests;
  uncertainties inherent in estimating production rates;
  the availability and capacity of natural gas gathering and transportation facilities;
  the period of time that our oil and natural gas wells have been producing;
  changes in interest rates;
  dependence on weather conditions;
  seasonality;
  expansion and other activities of competitors;
  changes in federal or state environmental laws and the administration of such laws; and
  the general condition of the economy and its effect on the securities market.

While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

CONTACT:
Parallel Petroleum Corporation, Midland
Cindy Thomason, 432-684-3727
Manager of Investor Relations
cindyt@plll.com
http://www.plll.com